EXHIBIT 10.17

RETIREMENT AGREEMENT, WAIVER AND GENERAL RELEASE

This Retirement Agreement (the "Agreement") dated March 10, 2017 confirms the following understandings and agreements with Old Point Financial Corporation, its officers, directors, employees, agents, successors, assigns, affiliates, and subsidiaries, including but not limited to, The Old Point National Bank of Phoebus and Old Point Trust & Financial Services, N.A., along with their affiliates, successors, assigns, officers, directors, employees, and agents (hereinafter collectively called the "Company", "Old Point") and Laurie Grabow ("Employee", "you" or "your", "her or herself") with respect to Employee's retirement from the Company.

NOW, THEREFORE, in consideration of the premises, the mutual covenants set forth herein, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto stipulate and agree as follows:

1.	Employee hereby makes a voluntary election to retire.

2.
Employee acknowledges that she will be retiring from employment with the Company effective May 31, 2017 (the "Retirement Date") or earlier date by mutual agreement by the Company and Employee.  During the remainder of Employee's employment, Employee will have those duties and responsibilities as the Chief Financial Officer of Old Point. Employee further acknowledges that officials of the Company have explained to Employee that Employee will receive payment of her regular base salary to the Retirement Date and accrued vacation, whether or not Employee signs this Agreement.  On the Retirement Date, Employee also shall be deemed to have resigned from all officer, director and other positions with the Company, and to the extent that Employee is a trustee, or is a member of any committee of the Company or its benefits plans, as of the Retirement Date, Employee shall be deemed to have resigned from such capacities and agrees to execute any additional, more specific resignation documents the Company may request.

3.
In consideration of this AGREEMENT, and upon receipt of a validly executed copy of this AGREEMENT, the expiration of the 7-day revocation period referenced in paragraph 14 below, and following the Retirement Date, Old Point agrees to provide Employee with the following additional compensation and benefits:

A.
Retirement Benefit.  Provided that Employee signs this Agreement, does not revoke the Agreement and abides by its terms, and in return for Employee's promises in this Agreement, the Company agrees to pay Employee 39 weeks of base salary at the rate in effect on the Retirement Date as severance pay (the "Severance Period") following the Retirement Date.  All salary payments shall be made at a time and in accord with the regular payroll practices of the Company with respect to its executive officers. All such amounts shall be subject to and reduced by any applicable federal and state withholding taxes or other deductions authorized by Employee. Employee agrees and acknowledges that Retirement Benefit is above and beyond anything to which Employee is otherwise entitled to and is payable to Employee only in exchange for execution of this Agreement and that the Retirement Benefit represents full and complete consideration for the release Employee is giving the Company in this Agreement.

B.
Health/Dental Plan Continuation.  If Employee is enrolled in an Old Point sponsored health and/or Dental insurance plan on the Retirement Date, notwithstanding anything in the plan to the contrary, Employee will be eligible to continued health and/or dental insurance coverage under the Old Point sponsored insurance plan for herself and her covered spouse.  Employee, however, shall not be entitled to guaranteed or continued coverage under any specific policy or plan and Old Point reserves the right to make changes in any policy or policies of insurance it offers. In the event Old Point ceases to offer the policy or plan in which Employee participates, Employee shall be entitled to participate in the nearest equivalent policy or plan replacing such terminated policy or plan in accordance with the terms of such plan.  In the event Old Point ceases to offer any group plan coverage to its employees, Employee's right to continued plan coverage will cease.

C.
Health and Dental Insurance Premium Benefit. If Employee is eligible for Health Plan and Dental plan Continuation under paragraph 3.B. above, the Company shall reimburse the Employee for the insurance premiums resulting from continuing coverage under the Company insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA") for 39 weeks.

D.
401(k) and Health Savings Account.  Employee may not defer any portion of the Retirement Benefit to any retirement plan sponsored by Old Point, including Old Point's 401(k), or any health-savings accounts sponsored by Old Point, including Employee's HSA.  However, Employee may still be deemed an eligible individual for purposes of making post-tax contributions to his or her HSA, if applicable, and should consult with appropriate tax advisors or attorneys to determine the same.

4.
Employee acknowledges that the above delineated payment and benefits represent additional monies and benefits to which he or she is not otherwise entitled.  Employee and Old Point acknowledge that this Agreement does not modify the benefits to which he or she is already entitled as a terminating employee.

5.
In exchange for the payment and benefits described in paragraph 3 above, Employee, for herself and her heirs, legal representatives, beneficiaries, assigns and successors in interest, hereby releases and forever discharges Old Point, its successors, assigns, officers, directors, employees, agents, representatives and subsidiaries, whether in their individual or official capacities (hereinafter collectively referred to as the "RELEASED PARTIES") of and from any and all actions or causes of action, suits, debts, claims, complaints, contracts, controversies, agreements, promises, damages, claims for attorney's fees, punitive damages and reinstatement, judgments, and demands whatsoever, in law or in equity, that her or she has or ever had from the beginning of the world to the date of this AGREEMENT, including, but without limiting the generality of the foregoing, any claim arising out of or in any way connected with her employment relationship with Old Point or any claim alleging discrimination, harassment, retaliation or violation of Title VII of the Civil Rights Act of 1964, as amended, and as amended by the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, as amended, the Virginia Human Rights Act, Virginia Code §2.1-714 through §2.1-725, violation of any other local, state or federal law, regulation or ordinance, or any other claim arising under any common law theory of tort or contract, including, but not limited to, wrongful discharge, libel, slander, defamation or intentional infliction of emotional distress.  The parties recognize, however, that nothing contained in this AGREEMENT shall prohibit either party from instituting legal action to enforce any provisions of this AGREEMENT.

EMPLOYEE UNDERSTANDS AND AGREES THAT, OTHER THAN CLAIMS THAT CANNOT BE WAIVED BY LAW, HE OR SHE IS WAIVING AND RELEASING ANY AND ALL CLAIMS AGAINST OLD POINT TO THE DATE ON WHICH HE OR SHE SIGNS THIS AGREEMENT IN EXCHANGE FOR CONSIDERATION TO WHICH HE OR SHE IS NOT OTHERWISE ENTITLED.

6.
Employee acknowledges that she is over the age of forty (40) years and that, as such, she is covered by the Age Discrimination in Employment Act, 29 U.S.C. § 621 ("ADEA").  Employee further acknowledges that this AGREEMENT constitutes a release in accord with the provisions of the ADEA.

7.	Acknowledgements and Affirmations.

a.	Employee represents and affirms that Employee has not filed any claim or charge against Old Point.
b.
Employee also represents and affirms that Employee has reported all hours worked as of the date she signs this release and has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which she may be entitled.  Employee represents and affirms that she has been granted any leave to which she was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

c.	Employee further represents and affirms that she has no known workplace injuries or occupational diseases.
d.
Employee also represents and affirms that she has not divulged any proprietary or confidential information of Old Point and will continue to maintain the confidentiality of such information consistent with Old Point's policies and/or common law.

e.
Employee further represents and affirms that she has not been retaliated against for reporting any allegations of wrongdoing by Old Point, including any allegations of corporate fraud.  Both Parties acknowledge that this Agreement does not limit either party's right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency.

f.
Employee represents and affirms that all of Old Point's decisions regarding calculation of Employee's pay and benefits earned through the date of Employee's separation from employment were not discriminatorily based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

8.
In consideration of the benefits provided to Employee pursuant to this Agreement, Employee agrees to keep the terms and conditions of this Agreement confidential and private and not to divulge the terms, conditions, or benefits of this Early Retirement Agreement to the general public, media, or press. This provision shall not be interpreted to prevent Employee from disclosing information concerning this Agreement to Employee's spouse, pursuant to a valid court order or legal requirement, or to Employee's financial, tax, or legal advisor. Should Employee violate this paragraph 8, Old Point's obligation to provide the benefits provided in this Agreement shall immediately cease.

9.	This AGREEMENT may not be modified, altered or changed except upon the express prior written consent of the parties.

10.
This AGREEMENT contains all the terms and conditions agreed upon by the parties hereto with reference to the subject matters hereof.  No other agreements, oral or otherwise, shall be deemed to exist or to bind either of the parties hereto.  No representative of either party hereto had or has any authority to make any representation or promise not contained in this AGREEMENT, and each of the parties hereto acknowledges that each has not executed this AGREEMENT in reliance upon any such representation or promise.

11.	This AGREEMENT may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

12.	This AGREEMENT shall in all respects be interpreted, enforced, governed and construed by and under the laws of the Commonwealth of Virginia.

13.
The invalidity, illegality or unenforceability of any provision hereof or any particular application thereof shall not be deemed to affect or impair in any manner the validity, legality or enforceability of any other provision of this AGREEMENT, and this AGREEMENT shall continue in full force and effect and shall be interpreted so as to implement as nearly as possible the intention of the parties in the absence of such provision or application.

14.
Employee acknowledges that Old Point has advised her that she has a right to consult with an attorney prior to signing this AGREEMENT; and, after such consultation or declining to seek such consultation, Employee freely and voluntarily enters into this AGREEMENT.  Employee further acknowledges that Old Point has given her a period of forty-five (45) days from the date of receipt of this AGREEMENT, in which to consider the terms and binding effect of this AGREEMENT and decide whether she wishes to sign it.  Employee further understands that if she signs this AGREEMENT, she will have seven (7) days thereafter in which she can change her mind and revoke it.  Employee agrees that if she decides to revoke this AGREEMENT within the seven (7) day revocation period, she will provide such revocation notice in writing to Rachel Blankenship, Senior Vice President, Human Resources, Old Point National Bank, 101 East Queen Street, Hampton, Virginia 23669.  Employee understands and agrees that this AGREEMENT is not effective or enforceable until the expiration of the seven (7) day revocation period.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals on the date first above written.

OLD POINT FINANCIAL CORPORATION
By:	/s/ Robert F. Shuford, Sr.
Name:	Robert F. Shuford, Sr.
Its:	Chairman, President & Chief Executive Officer

THE OLD POINT NATIONAL BANK OF PHOEBUS
By:	/s/ Robert F. Shuford, Jr.
Name:	Robert F. Shuford, Jr.
Its:	President & Chief Executive Officer

OLD POINT TRUST & FINANCIAL SERVICES, N.A.
By:	/s/ Eugene M. Jordan, II
Name:	Eugene M. Jordan, II
Its:	President and Chief Executive Officer

March 10, 2017	/s/ Laurie D. Grabow
Date	Employee